Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION OF
ORITANI FINANCIAL CORP.
     Pursuant to Section 241 of the Delaware General Corporation Law, the undersigned being the Incorporator of Oritani Financial Corp. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, hereby certify that:
1.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on March 3, 2010.

2.	A Certificate of Amendment of the Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on June 14, 2010.

3.	The Certificate of Incorporation of the Corporation is hereby amended by deleting therefrom Article Sixth, Section A in its entirety, and substituting in lieu thereof the following:
     “SIXTH:
     A. The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter. At each annual meeting of stockholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Directors shall be elected by a plurality of the shares voted of the shares present in person represented by proxy and entitled as the elections of directors (unless otherwise required by law, regulation or by the listing standards of any stock exchange on which the Common Stock is then traded).”
4.	The Corporation has no outstanding shares of capital stock and has not received any payment for any of its capital stock.

5.	The above amendment has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

     IN, WITNESS WHEREOF, said Corporation has caused this certificate to be signed this 23rd day of June, 2010.

By:	/s/ Marc P. Levy
Marc P. Levy
Incorporator

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